Exhibit 99.3

CERTAIN INFORMATION HAS BEEN OMITTED OR REDACTED FROM THE VERSION OF THIS EXHIBIT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

INVESTOR RIGHTS AGREEMENT

This INVESTOR RIGHTS AGREEMENT (this “Agreement”) is dated as of January 22, 2026, by and between Anteris Technologies Global Corp., a Delaware corporation (the “Company”), and Covidien Group S.à r.l., a Luxembourg company (the “Investor”).

WHEREAS, the Company and the Investor entered into a Stock Purchase Agreement, dated as of January 20, 2026 (the “Purchase Agreement”), pursuant to which, upon the terms and subject to the conditions of the Purchase Agreement, the Company agreed to issue to the Investor, and the Investor agreed to purchase, shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), pursuant to the Purchase Agreement; and

WHEREAS, in connection with and pursuant to the Purchase Agreement, the Company and the Investor wish to set forth certain terms and conditions regarding the Investor’s ownership of the Shares and to establish certain rights, restrictions and obligations of the Company and the Investor with respect to the Shares and other matters.

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Investor hereby agree as follows:

Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

“Acquisition Proposal” has the meaning set forth in Section 8(a)(i).

“Activist Stockholder” means, as of any date of determination, a Person (other than the Investor, the Company and their respective Affiliates (and, in the case of the Investor, the Investor’s Permitted Transferees)) that has, directly or indirectly, whether individually or as a member of a group, within the three (3)-year period immediately preceding such date of determination (a) called or publicly sought to call a meeting of the stockholders or other equityholders of any Person not publicly approved (at the time of the first such action) by the board of directors or similar governing body of such Person, (b) publicly initiated any proposal for action by stockholders or other equityholders of any Person initially publicly opposed by the board of directors or similar governing body of such Person, (c) publicly sought election to, or to place a director or representative on, the board of directors or similar governing body of a Person, or publicly sought the removal of a director or other representative from such board of directors or similar governing body, in each case, which election or removal was not recommended or approved publicly (at the time such election or removal was first sought) by the board of directors or (d) publicly disclosed any intention, plan or arrangement to do any of the foregoing.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediates, controls, is controlled by or is under common control with such Person; provided that, for purposes of this Agreement, neither the Investor nor the Board Observer shall be deemed to be an Affiliate of the Company, and neither the Company nor any of its directors or subsidiaries shall be deemed to be an Affiliate of the Investor or the Board Observer.

“Agreement” has the meaning set forth in the recitals.

“ASX” means the ASX Limited (ABN 98 008 624 691) or the financial market operated by it known as the “Australian Securities Exchange”, as the context requires.

“Beneficially Own,” “Beneficial Owner” or “Beneficial Ownership” has the meaning assigned to such term in Rule 13d-3 under the Exchange Act, and a Person’s Beneficial Ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such Rule is actually applicable in such circumstance).

“Board” or “Board of Directors” means the board of directors of the Company.

“Board Observer” has the meaning set forth in Section 7(a).

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or Australia or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“CDI” means a CHESS Depositary Interest, being a financial product quoted on the ASX which represents a unit of beneficial ownership in an equity security of a company.

“Clayton Act” has the meaning set forth in Section 7(f).

“Closing Date” has the meaning ascribed to such term in the Purchase Agreement.

“Common Stock” has the meaning set forth in the recitals.

“Company” has the meaning set forth in the preamble.

“Competing Proposal” has the meaning set forth in Section 8(c).

“Competitor” means any Person that is engaged in the business of structural heart therapeutics.

“Confidentiality Agreement” has the meaning set forth in Section 8(e).

“Corporations Act” means the Corporations Act 2001 (Cth).

“Derivative Instruments” means any and all derivative securities (as defined under Rule 16a-1 under the Exchange Act) that increase in value as the value of any Equity Securities of the Company increases, including a long convertible security, a long call option and a short put option position, in each case, regardless of whether (a) such derivative security conveys any voting rights in any Equity Security, (b) such derivative security is required to be, or is capable of being, settled through delivery of any Equity Security or (c) other transactions hedge the value of such derivative security.

“Election Notice” has the meaning set forth in Section 2(b).

“Equity Securities” means any and all (a) shares, interests, participations or other equivalents (however designated) of capital stock or other voting securities of a corporation, any and all equivalent or analogous ownership (or profit) or voting interests in a Person (other than a corporation), (b) securities convertible into or exchangeable for shares, interests, participations or other equivalents (however designated) of capital stock or voting securities of a corporation, and securities convertible into or exchangeable for any equivalent or analogous ownership (or profit) or voting interests in a Person (other than a corporation), and (c) any and all warrants, rights or options to purchase any of the foregoing, whether voting or nonvoting, and, in each case, whether or not such shares, interests, participations, equivalents, securities, warrants, rights, options or other interests are authorized or otherwise existing on any date of determination and includes CDIs over Common Stock.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and all of the rules and regulations promulgated thereunder.

“Fully Diluted Basis” means all outstanding Common Stock assuming the exercise of all outstanding stock, warrants, rights, calls, options or other securities exchangeable or exercisable for, or convertible into, Common Stock without regard to any restrictions or conditions with respect to the exercisability thereof.

“Fundamental Change Event” has the meaning set forth in Section 4(b).

“Investor” has the meaning set forth in the preamble.

“Minimum Ownership Threshold” has the meaning set forth in Section 2(a).

“Negotiation Right Period” has the meaning set forth in Section 8.

“Observer Termination Date” has the meaning set forth in Section 7(f).

“Participation Notice” has the meaning set forth in Section 2(b).

“Percentage Interest” means, with respect to the Investor, the percentage of Voting Power, determined on the basis of the number of Voting Stock on a Fully Diluted Basis that is Beneficially Owned by the Investor.

“Permitted Transfer” has the meaning set forth in Section 3(d).

“Permitted Transferee” has the meaning set forth in Section 3(e).

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or any other entity or organization.

“Principal Trading Market” means the national securities exchange or other trading market on which the Common Stock is primarily listed on and quoted for trading, which, as of the Closing Date, shall be the Nasdaq Global Market.

“Proposing Person” has the meaning set forth in Section 8(b).

“Public Offering” has the meaning ascribed to such term in the Purchase Agreement.

“Purchase Agreement” has the meaning set forth in the recitals.

“Qualifying Issuance” has the meaning set forth in Section 2(a).

“Restricted Period” has the meaning set forth in Section 3(a).

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of January 22, 2026, between the Company and the Investor.

“Representatives” has the meaning set forth in Section 8(a)(ii).

“Shares” has the meaning set forth in the recitals.

“Standstill Period” has the meaning set forth in Section 4(a).

“Trading Day” means any weekday on which the Principal Trading Market is normally open for trading.

“Transfer” means (a) any direct or indirect sale, lease, assignment, encumbrance, disposition or other transfer (by operation of law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any sale, lease, assignment, encumbrance, disposition or other transfer (by operation of law or otherwise), of any Equity Security or (b) to enter into any Derivative Instrument, swap or any other contract, agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any Equity Security, whether any such Derivative Instrument, swap, contract, agreement, transaction or series of transactions is to be settled by delivery of securities, in cash or otherwise or (c) any conversion or “transmutation” of Equity Securities to CDIs (or vice versa).

“Voting Power” shall mean the number of votes entitled to then be cast by the Voting Stock of the Company at any election of directors of the Company; provided that, for the purpose of determining Voting Power, each share of preferred stock of the Company, if any, shall be deemed to be entitled to the number of votes equal to the number of shares of Common Stock into which such share of preferred stock could then be converted.

“Voting Stock” shall mean shares of Common Stock and any other securities of the Company having the ordinary power to vote in the election of members of the Board of Directors and any securities convertible, exchangeable for or otherwise exercisable to acquire voting securities, including CDIs over Common Stock.

Participation Rights.

(a)    So long as the Investor Beneficially Owns at least 75% of the Shares issued to the Investor on the Closing Date (the “Minimum Ownership Threshold”), this Section 2 shall apply with respect to any issuance by the Company of any Equity Securities that are issued after the date hereof (any such issuance, other than those described in clauses (i) through (viii) below, a “Qualifying Issuance”), except for (i) issuances of any shares of Common Stock or options or rights to purchase such shares or other form of equity-based or equity-related awards (including restricted stock units) to employees (or prospective employees who have accepted an offer of employment), directors or consultants, or pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of its subsidiaries or of any employee agreements or arrangements or programs in effect as of the Closing Date, or thereafter adopted by the Board of Directors; (ii) issuances of securities pursuant to any merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction or any other direct or indirect acquisition by the Company, whereby the Company’s securities comprise, in whole or in part, the consideration paid by the Company in such transaction, which transaction has been approved by the Board of Directors; (iii) issuances of shares of Common Stock upon conversion or exercise of any preferred stock, option or Derivative Instrument, in each case, outstanding as of the Closing Date or, if issued after the Closing Date, were either exempt from the Investor rights under this Section 2(a) or were offered to the Investor in accordance with this Section 2; (iv) by reason of a dividend, stock split or other distribution of Common Stock; (v) issuances of any Equity Securities with respect to which the Investor waives in writing the rights of the Investor pursuant to this Section 2; (vi) issuances of Equity Securities from time to time under an “at-the-market”, equity line of credit or similar offering of securities that is registered with the SEC; (vii) any other public offering or private placement of Equity Securities that results in gross proceeds to the Company of less than $10.0 million; or (viii) the Public Offering.

(b)    If the Company at any time, or from time to time, proposes to effect a Qualifying Issuance at any time when the Investor satisfies the Minimum Ownership Threshold, the Company shall give prompt written notice to the Investor (but in no event later than seven (7) days prior to such issuance, which notice shall set forth the number and type of the Equity Securities anticipated to be issued, the expected issuance date, the offerees or purchasers, the price per Equity Security and all of the other material terms and conditions of such issuance (to the extent known as of such date), which shall be deemed updated by delivery of the final documentation for such Qualifying Issuance to the Investor (the “Participation Notice”). The Investor may, by written notice to the Company (an “Election Notice”) delivered no later than five (5) days after receipt of the Participation Notice, notify the Company of the Investor’s desire to purchase from the Company, for the same price and on the same terms as the Equity Securities are proposed to be offered or sold to others, in the aggregate up to the amount of Equity Securities required to enable the Investor to maintain its Percentage Interest determined immediately prior to the Qualifying Issuance. If an Election Notice is delivered to the Company in accordance with this Section 2(b), the Company will consider in its absolute discretion whether to permit the Investor to acquire any of the Equity Securities that are the subject of the Election Notice; provided, however, that this does not give the Investor any entitlement to acquire any such Equity Securities and any decision to issue such Equity Securities to the Investor is subject to obtaining any required approval of the stockholders of the Company pursuant to the rules or listing standards of Nasdaq, the ASX or any other securities exchange on which the Common Stock is listed. The Investor acknowledges and agrees that:

(i)    any notice provided under this Section 2(b) (and any other information concerning a Qualifying Issuance) may constitute “inside information” for the purposes of Division 3 of Part 7.10 of the Corporations Act and may not be disclosed to any Person other than to employees, officers and outside legal counsel and financial advisors of the Investor on a confidential basis; and

(ii)    it will comply with its obligations under Division 3 of Part 7.10 of the Corporations Act, it being understood and agreed that such compliance will not prevent the Investor from purchasing any Equity Securities issued by the Company in response to a Participation Notice.

(c)    If the Investor does not issue an Election Notice in connection with any Qualifying Issuance, then the Investor’s rights under this Section 2 shall terminate with respect to such Qualifying Issuance, and the Investor shall have no further rights under this Section 2 with respect to purchasing any Equity Securities of the Company in such Qualifying Issuance.

Transfer Restrictions.

(a)    Other than Permitted Transfers, the Investor shall not Transfer any Shares during the period commencing on the Closing Date and continuing until the date that is sixteen (16) months following the Closing Date (such period, the “Restricted Period”).

(b)    Following the expiration of the Restricted Period and until the third anniversary of the Closing Date, the Investor may at any time Transfer any Shares, provided such Transfer:

(i)    is effected in accordance with all applicable laws and the other terms and conditions of this Agreement;

(ii)    is made pursuant to a registered offering or in accordance with an exemption from registration under applicable securities law;

(iii)    without the prior written consent of the Company, is not to any Activist Stockholder or Competitor, in each case, other than in a Transfer effected solely through one or more open market transactions; and

(iv)    on any given Trading Day, is not in an amount of Shares greater than 5.0% of the average daily trading volume of the Common Stock for the 30-Trading Day period immediately preceding the date of such Transfer.

(c)    During the Restricted Period, the Company may impose stop-transfer instructions and may stamp each certificate representing the Shares with an appropriate legend to enforce the provisions of Section 3(a), provided that the Company agrees to take any and all actions required to remove such stop-transfer instructions or stamp promptly upon the expiration of the Restricted Period.

(d)    “Permitted Transfer” means, in each case so long as such Transfer is in accordance with applicable law:

(i)    a Transfer of Shares to any Affiliate of the Investor, so long as such transferee, to the extent it has not already done so, executes and delivers to the Company in advance of such Transfer a customary joinder to this Agreement, in form and substance reasonably acceptable to the Company, in which such transferee agrees to be bound by the terms of this Agreement;

(ii)    a Transfer of Shares in connection with any transaction approved by the Board of Directors or in connection with a tender offer into which a majority of the stockholders of the Company other than the Investor and its Affiliates have tendered their shares of Common Stock;

(iii)    a Transfer of Shares to the Company; or

(iv)    a Transfer of Shares following a voluntary filing by the Company of a petition for relief under the United States Bankruptcy Code.

(e)    “Permitted Transferee” means, any transferee that receives Shares pursuant to Sections 3(d)(i) or (ii).

Standstill.

(a)    From and after the Closing Date until the date that is sixteen (16) months following the Closing Date (the “Standstill Period”), without the prior written consent of the Board of Directors, neither the Investor nor any of its Affiliates shall (or assist, advise, act in concert or participate with or encourage others to), directly or indirectly:

(i)    acquire (or agree, offer, seek or propose to acquire, in each case, publicly or privately), by purchase, tender offer, exchange offer, agreement or business combination or in any other manner, any ownership, including, but not limited to, Beneficial Ownership, of any material assets or businesses or any securities of the Company or any direct or indirect subsidiary thereof, or any rights or options to acquire such ownership (including from any third party);

(ii)    publicly or privately (other than privately to the Board of Directors or the Chief Executive Officer of the Company) offer to enter into, or publicly or privately (other than privately to the Board of Directors) propose, any merger, business combination, recapitalization, restructuring or other extraordinary transaction with the Company or any direct or indirect subsidiary thereof;

(iii)    initiate any stockholder proposal or the convening of a stockholders’ meeting of or involving the Company or any direct or indirect subsidiary thereof;

(iv)    solicit proxies (as such terms are defined in Rule 14a‑1 under the Exchange Act), whether or not such solicitation is exempt pursuant to Rule 14a‑2 under the Exchange Act, with respect to any matter from, or otherwise seek to influence, advise or direct the vote of, holders of any shares of capital stock of the Company or any securities convertible into or exchangeable or exercisable for (in each case, whether currently or upon the occurrence of any contingency) such capital stock, or make any communication exempted from the definition of solicitation by Rule 14a‑1(l)(2)(iv) under the Exchange Act;

(v)    otherwise seek or propose to influence, advise, change or control the management, the Board of Directors, governing instruments, affairs or policies of the Company or any direct or indirect subsidiary thereof, including by nominating, recommending for nomination or giving notice of any intent to nominate a person for election to the Board of Directors or seeking or proposing to remove any person from the Board of Directors, or demand an inspection of the Company’s books and records, provided that nothing in this Section 4(a)(v) shall limit any action of the Board Observer acting in his or her role of Board Observer;

(vi)    enter into any discussions, negotiations, agreements, arrangements or understandings with any other Person with respect to any matter described in the foregoing clauses (i) through (v) or form, join or participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) to vote, acquire or dispose of any securities of the Company or any of its subsidiaries;

(vii)    make any “books and records” demands against the Company or make application or demand to a court or other Person for an inspection, investigation or examination of the Company or its Affiliates (whether pursuant to Section 220 of the Delaware General Corporation Law or otherwise);

(viii)    request that the Company (or the Board of Directors) amend, waive, grant any consent under or otherwise not enforce any provision of this Section 4, or refer to any desire or intention, but for this Section 4, to do so or take any action challenging the validity or enforceability of this Section 4; or

(ix)    make any public disclosure, or take any action that could reasonably be expected to require the Investor or any of its Affiliates or the Company to make a public disclosure, with respect to any of the matters set forth in this Agreement.

(b)    Notwithstanding anything in this Section 4 to the contrary, the Investor may make requests (but only privately to the Company and not publicly) for amendments, waivers, consents under or agreements not to enforce this Section 4 and may make proposals or offers (but only privately to the Company and not publicly) regarding the transactions contemplated by this Section 4, in each case, at any time after a Fundamental Change Event. A “Fundamental Change Event” means the Company has after the date of this Agreement entered into a definitive written agreement providing for (i) any acquisition of a majority of the voting securities of the Company by any Person or group, (ii) any acquisition of a majority of the consolidated assets of the Company and its subsidiaries by any Person or group or (iii) any tender or exchange offer, merger or other business combination or any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction (provided that, in the case of any transaction covered by the foregoing clause (iii), immediately following such transaction, any Person (or the direct or indirect stockholders of such Person) will Beneficially Own a majority of the outstanding voting power of the Company or the surviving parent entity in such transaction). For purposes of this Section 4, the following will be deemed to be an acquisition of Beneficial Ownership of securities (in addition, not in lieu of, the methods described in the definition above): (1) establishing or increasing a call equivalent position, or liquidating or decreasing a put equivalent position, with respect to such securities within the meaning of Section 16 of the Exchange Act; or (2) entering into any swap or other arrangement that results in the acquisition of any of the economic consequences of ownership of such securities, whether such transaction is to be settled by delivery of such securities, in cash or otherwise.

Agreement to Vote Shares.

(a)    During the Standstill Period, at every stockholder meeting of the Company, and at every adjournment or postponement thereof, the Investor shall, and shall cause each of its Affiliates to, cause all shares of Common Stock Beneficially Owned by it as of the record date to be counted as present for purposes of establishing a quorum.

(b)    During the Standstill Period, at each stockholder meeting of the Company, and at every adjournment or postponement thereof, the Investor shall, and shall cause each of its Affiliates to, cause all shares of Common Stock Beneficially Owned by it as of the record date for such meeting to be voted in accordance with the recommendations of the Board of Directors with respect to all proposals submitted to the stockholders of the Company, in each case as the Board of Directors’ recommendation is set forth in the definitive proxy statement filed by the Company in respect of such stockholder meeting. In furtherance of the foregoing, the Investor shall deliver to the Company upon the Company’s written request, with respect to any shares of Common Stock Beneficially Owned by the Investor and its Affiliates, executed proxies naming the proxies appointed by the Company, so that the Company may vote such shares of Common Stock in the manner described in this Section 5(b).

Collaboration. The Company and the Investor agree to engage in good faith discussions regarding potential collaboration opportunities with respect to manufacturing, co-development and co-commercialization of the Company’s products and such other matters as may be agreed to between the Company and the Investor from time to time. Notwithstanding anything to the contrary herein (a) such discussions shall be non-exclusive, and nothing in this Agreement shall restrict the Company or the Investor from pursuing, negotiating or entering into any similar or dissimilar collaboration, manufacturing, supply, development, commercialization or other commercial arrangements with any third party, (b) neither this Agreement nor any such discussions shall be deemed to create, and nothing herein shall be construed as creating, any obligation of exclusivity, any partnership, joint venture or agency relationship, or any binding commitment of any kind and (c) the parties agree to implement appropriate information sharing protocols, which may include a clean team, for the management of competitively sensitive information as part of any good faith discussions. No intellectual property rights, licenses (express or implied), technology rights, manufacturing rights, supply obligations, pricing commitments, minimum purchase requirements or other commercial obligations shall arise or be deemed granted by virtue of this Agreement or any discussions contemplated hereby, unless and until the parties enter into a separate definitive written agreement expressly addressing such matters and executed by both parties. Each party acknowledges and agrees that any collaboration, if any, shall be subject to customary internal approvals, competition law advice, any necessary regulatory approvals or structures and the negotiation and execution of mutually acceptable definitive documentation, and either party may discontinue discussions at any time for any reason or no reason without liability.

Board Observer; Information Rights.

(a)    From and after the Closing Date until the Observer Termination Date, the Investor shall have the right to designate one non-voting Board observer (the “Board Observer”).

(b)    The Board Observer (i) must be reasonably acceptable to the Board (as determined by a majority of the members of the Board) and (ii) shall enter into a customary confidentiality agreement reasonably acceptable to the Company. The Board Observer shall not have the right to vote on any matter presented to the Board or any committee thereof but, subject to the Board Observer’s compliance with the immediately preceding sentence, shall have the right to (A) receive the same materials distributed to members of the Board substantially at the same time such materials are distributed to members of the Board and (B) otherwise fully participate in meetings and discussions of the Board, except for the right to vote, as if he or she were a member of the Board; provided, however, that notwithstanding the foregoing, (x) the Board Observer shall not be entitled to receive any minutes related to any Board meeting that took place prior to the Closing Date and (y) the Company shall not be required to provide the Board Observer with any materials, and shall be entitled to exclude the Board Observer from any meeting or portion thereof, if, in the written advice of counsel reasonably describing the rationale for exclusion, access to such materials or attendance at such meeting (or portion thereof) would reasonably be expected to (I) adversely affect the attorney-client privilege between the Company and its counsel, (II) result in disclosure of trade secrets, (III) create or relate to any matter with respect to which there is any actual or potential conflict of interest between the Company or any of its Affiliates, on the one hand, and the Board Observer or the Investor, on the other hand, or (IV) violate applicable law or stock exchange regulation. The Board Observer shall not be entitled to receive from the Company or any of its Affiliates any compensation or reimbursement of expenses, costs or any fees in connection with the Board Observer’s attendance at meetings of the Board or otherwise.

(c)    The Board Observer shall, prior to the Board Observer’s designation, provide any and all information as shall be reasonably requested by the Board (including the completion of a customary directors’ and officers’ questionnaire). The Investor shall direct the Board Observer to comply with all policies, procedures, processes, codes, rules, standards and guidelines applicable to Board members generally (as if the Board Observer were a director), including the Company’s code of business conduct and ethics, securities trading policies, anti-hedging policies, Regulation FD-related policies, director confidentiality policies and corporate governance guidelines; provided that the Investor and the Company acknowledge and agree that no share ownership requirement shall apply to the Board Observer and the Board Observer shall not have or be deemed to have any fiduciary duties to the Company or its stockholders.

(d)    The Board Observer shall submit and direct all requests for information only to the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer or the General Counsel of the Company and shall not, except with the prior written consent of the Company, contact any other employee of the Company or any of its Affiliates in their capacities as such.

(e)    Nothing in this Agreement shall entitle the Investor or any of its Affiliates to access any facility of, or to obtain any information from, the Company or any of its Affiliates except as specifically provided in Section 2, this Section 7 or Section 8.

(f)    The Investor’s right to designate a Board Observer, and the rights of the Board Observer under this Section 7, shall terminate and be of no further force and effect upon the earlier of the date (such date, the “Observer Termination Date”) on which: (i) the Investor ceases to meet the Minimum Ownership Threshold; (ii)(A) the Company provides notice to the Investor that in the written advice of counsel no de minimis exemption under Section 8(a)(2) of the Clayton Antitrust Act of 1914 (the “Clayton Act”) is satisfied and (B) within 10 Business Days of receipt of such notice, the Investor has not provided notice to the Company that the Investor has made a good faith determination that a safe harbor with respect to Section 8 of the Clayton Act is applicable based on the written advice of counsel; (iii) the Investor breaches Section 4 of this Agreement; (iv) following the Standstill Period, the Investor takes any of the actions set forth in Section 4(a) of this Agreement; and (v) the Investor or the Board Observer materially breach any clean team agreement or any provision addressing competitively sensitive information of the Company in any confidentiality agreement with the Company.

Right to Negotiate. The Company agrees to comply with the following requirements during the period beginning on the Closing Date and ending on the date of the U.S. Food and Drug Administration’s approval of the Company’s Class III medical device (so long as the Investor meets the Minimum Ownership Threshold and an event or occurrence described in clauses (iii) or (iv) of the definition of Observer Termination Date has not occurred) (the “Negotiation Right Period”):

Definitions. For purposes of this Section 8:

(i)    “Acquisition Proposal” means any bona fide proposal or offer, whether written or oral, from any Person or group (as defined in Section 13(d)(3) of the Exchange Act) providing for (A) any acquisition of a majority of the voting securities of the Company by any Person or group, (B) any acquisition of a majority of the consolidated assets of the Company and its subsidiaries by any Person or group or (C) any tender or exchange offer, merger or other business combination or any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction (provided that, in the case of any transaction covered by the foregoing clause (C), immediately following such transaction, any Person (or the direct or indirect stockholders of such Person) will Beneficially Own a majority of the outstanding voting power of the Company or the surviving parent entity in such transaction).

(ii)    “Representatives” shall mean, as to the Company, the Company’s directors, officers, investment bankers and legal counsel.

Notice of Acquisition Proposals. Subject to the provisions of Section 8(e), the Company shall promptly (and in any event within five (5) Business Days) notify the Investor in writing of the receipt by the Company or any of its Representatives of any Acquisition Proposal, which notice shall include the material terms and conditions thereof but need not identify the Person making such Acquisition Proposal (the “Proposing Person”). Any notice provided under this Section 8(b) (and any other information concerning any Acquisition Proposal) may constitute “inside information” for the purposes of Division 3 of Part 7.10 of the Corporations Act and may not be disclosed to any Person other than to employees, officers and outside legal counsel and financial advisors of the Investor on a confidential basis, and the Investor agrees that it will comply with its obligations under Division 3 of Part 7.10 of the Corporations Act.

Access and Engagement; Good Faith Negotiation Right. Subject to Section 8(e), following delivery of any notice under Section 8(b), the Company shall, and shall cause its Representatives to: (i) within five (5) Business Days after the Investor has fully complied with Section 8(e), provide the Investor and its representatives with all information provided by the Company to the Proposing Person prior to the Company’s receipt of the applicable Acquisition Proposal; and (ii) for a period of ten (10) Business Days following the provision of such information, continue to provide to the Investor information that the Company provides to the Proposing Person (to the extent reasonably practicable, substantially at the same time as such information is provided to the Proposing Person) and negotiate in good faith with the Investor to enable the Investor to deliver to the Company a written offer that the Investor in good faith believes is reasonably expected to be at least as favorable to the Company’s stockholders, from a financial point of view and taking into account all terms and conditions (including certainty and timing of closing), as the applicable Acquisition Proposal (a “Competing Proposal”).

No Binding Obligation to Accept Investor Proposal. Nothing in this Section 8 requires the Board of Directors to approve, authorize or recommend any proposal by the Investor or prohibits the Board of Directors from taking or failing to take any action that the Board of Directors determines in good faith (after consultation with outside counsel) is required to comply with its fiduciary duties under applicable law; provided that the Company shall not enter into any definitive agreement with respect to any Acquisition Proposal at any time during the Negotiation Right Period (or within five Business Days after the expiration of the Negotiation Right Period, but only if the Investor has indicated in writing to the Company during the Negotiation Right Period that the Investor intends to deliver a Competing Proposal), unless the Company has complied with its obligations under this Section 8. If at any time after the date of this Agreement the Investor fails to meet the Minimum Ownership Threshold, the Company shall have no obligations under this Section 8.

Confidentiality; Standstills. As a condition to receiving a notice under Section 8(b) or information or access under Section 8(c), the Investor shall promptly, but in any event within two Business Days after receiving any notice pursuant to Section 8(b), (i) provide written notice to the Company of the Investor’s desire to provide a written Acquisition Proposal to the Company and (ii) enter into a confidentiality agreement with the Company on terms no less favorable to the Company than those contained in the confidentiality agreement between the Company and the Proposing Person (or, if none, enter into a confidentiality agreement with the Company on terms no less favorable to the Company than the confidentiality agreement, dated as of June 25, 2024 (the “Confidentiality Agreement”), between the Company and the Investor), and the Company may withhold competitively sensitive information pending the execution of customary “clean team” or joinder arrangements. The Company and the Investor agree that the duration of the Confidentiality Agreement shall be deemed to be extended, without any further action by the parties, and the terms of the Confidentiality Agreement shall apply to any information provided by the Company to the Investor under Section 8(b), unless or until the Company and the Investor enter into a subsequent or superseding confidentiality agreement pursuant to the foregoing provisions of this Section 8(e). The Company shall waive, to the extent necessary to give full effect to this Section 8, the provisions of Section 4 of this Agreement and any other standstill or similar contractual restriction then applicable to the Investor solely to permit the Investor to make and negotiate proposals to the Company pursuant to this Section 8.

Miscellaneous Provisions.

Notices. Any notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed to be given (a) when delivered if personally delivered to the party for whom it is intended, (b) when delivered, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next Business Day, (c) three (3) days after having been sent by certified or registered mail, return-receipt requested and postage prepaid, or (d) one (1) Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt:

If to the Company, addressed as follows:

Anteris Technologies Global Corp.

860 Blue Gentian Road, Suite 340

Eagan, Minnesota 55121

Attention: General Counsel

Email: [***]

with a copy to (which shall not constitute notice):

Sidley Austin LLP	Sidley Austin LLP
One South Dearborn	555 California Street, Suite 2000
Chicago, Illinois 60603	San Francisco, California 94104
Attention: Beth E. Berg	Attention: Carlton Fleming
Email: [***]	Email: [***]

If to the Investor, addressed as follows:

c/o Medtronic, Inc.

Medtronic Operational Headquarters

710 Medtronic Parkway

Minneapolis, Minnesota 55432-5604

Attention: Chris Eso; Peter Shimabukuro

Email:         [***]

with a copy to (which shall not constitute notice):

Fredrikson & Byron, P.A.

60 South Sixth Street

Suite 1500

Minneapolis, Minnesota 55402

Attention: Christopher Melsha; Andrew Nick

Email: [***]

Any Person may change the address to which notices and communications to it are to be addressed by notification as provided for herein.

Severability. If any part or provision of this Agreement is held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provision shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the parties hereto.

Governing Law; Submission to Jurisdiction; Venue; Waiver of Trial by Jury.

(i)      This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to choice of laws or conflicts of laws provisions thereof that would require the application of the laws of any other jurisdiction.

(ii)     The Company and the Investor hereby irrevocably and unconditionally:

(A)    submits for itself and its property in any legal action or proceeding relating solely to this Agreement or the transactions contemplated hereby, to the jurisdiction of the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have subject matter jurisdiction, another state court located within the State of Delaware or, if no court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware);

(B)    consents that any such action or proceeding may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same to the extent permitted by applicable law;

(C)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the party, as the case may be, at its address set forth in Section 9(a) or at such other address of which the other party shall have been notified pursuant thereto;

(D)    agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction for recognition and enforcement of any judgment or if jurisdiction in the courts referenced in the foregoing clause (A) are not available despite the intentions of the parties hereto;

(E)    agrees that final judgment in any such suit, action or proceeding brought in such a court may be enforced in the courts of any jurisdiction to which such party is subject by a suit upon such judgment, provided that service of process is effected upon such party in the manner specified herein or as otherwise permitted by law;

(F)    agrees that to the extent that such party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process with respect to itself or its property, such party hereby irrevocably waives such immunity in respect of its obligations under this Agreement, to the extent permitted by law; and

(G)    irrevocably and unconditionally waives trial by jury in any legal action or proceeding in relation to this Agreement.

Waiver. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or be construed as, a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

Assignment. Except as otherwise provided in Section 3(d)(i), neither of the parties may assign its rights or obligations under this Agreement (other than by operation of law) or designate another Person (i) to perform all or part of its obligations under this Agreement or (ii) to have all or part of its rights and benefits under this Agreement, in each case without the prior written consent of (x) the Company, in the case of the Investor, and (y) the Investor, in the case of the Company; provided that (A) the Company may assign its rights or obligations under this Agreement in connection with the sale or other disposition of all or substantially all of the Company’s assets and (B) the Investor may assign its rights and obligations under this Agreement in connection with any Permitted Transfer under Section 3(d)(i). Except as otherwise provided in Section 3(d)(i), in the event of any assignment in accordance with the terms of this Agreement, the assignee shall specifically assume and be bound by the provisions of this Agreement by executing a writing agreeing to be bound by and subject to the provisions of this Agreement and shall deliver an executed counterpart signature page to this Agreement and, notwithstanding such assumption or agreement to be bound hereby by an assignee, no such assignment shall relieve any party assigning any interest hereunder from its obligations or liability pursuant to this Agreement.

Third Parties. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties to this Agreement any rights, remedies, claims, benefits, obligations or liabilities under or by reason of this Agreement, and no Person that is not a party to this Agreement (including, without limitation, any partner, member, shareholder, director, officer, employee or other Beneficial Owner of any party to this Agreement, in its own capacity as such or in bringing a derivative action on behalf of a party to this Agreement) shall have any standing as a third-party beneficiary with respect to this Agreement or the transactions contemplated hereby.

Headings. The titles, subtitles and headings in this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile or pdf signature including any electronic signatures complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com) shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile or pdf (or other electronic reproduction of a) signature.

Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements, negotiations, understandings, representations and statements respecting the subject matter of this Agreement, whether written or oral. No amendment, modification, alteration, or change in any of the terms of this Agreement shall be valid or binding upon the parties hereto unless made in writing and duly executed by the Company and the Investor. The Company, on the one hand, and the Investor, on the other hand, may by an instrument signed in writing by such parties waive the performance, compliance or satisfaction by the Investor or the Company, respectively, with any term or provision of this Agreement or any condition hereto to be performed, complied with or satisfied by the Investor or the Company, respectively.

Contract Interpretation. This Agreement is the joint product of the Investor and the Company and each provision of this Agreement has been subject to the mutual consultation, negotiation and agreement of such parties and shall not be construed for or against either party hereto. For purposes of this Agreement, the word “or” is not exclusive.

Specific Performance. Each party hereto hereby acknowledges and agrees that irreparable harm would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by such party. It is accordingly agreed that the parties hereto shall be entitled to equitable relief hereunder, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity, and any party sued for breach of this Agreement expressly waives any defense that a remedy in damages would be adequate. Each party hereto irrevocably agrees to waive any bonding requirement under any applicable law, in the case the other party seeks to enforce the terms hereof by way of equitable relief and consents to service of process by a reputable overnight mail delivery service, signature requested, at such party’s address as set forth in Section 9(a) or as otherwise provided by applicable law.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY:

ANTERIS TECHNOLOGIES GLOBAL CORP.

By:	/s/ Wayne Paterson
Wayne Paterson
Vice Chairman and Chief Executive Officer

Investor Rights Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

INVESTOR:

COVIDIEN GROUP S.À.R.L.

By:	/s/ Salvador Sens
Name: Salvador Sens
Title: General Manager

Investor Rights Agreement